Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of HarbourVest Private Investments Fund of our report dated May 29, 2026 relating to the consolidated financial statements and the consolidated financial highlights, which appears in HarbourVest Private Investments Fund’s Annual Report on Form N-CSR for the year ended March 31, 2026. We also consent to the reference to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Financial Statements” and “Part C: Other Information” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

July 27, 2026